Exhibit 11

                                     CAVALIER HOMES, INC. AND SUBSIDIARIES
                                  COMPUTATION OF NET INCOME PER COMMON SHARE
                                (dollars in thousands except per share amounts)

                                                                  For the Year Ended December 31,
                                                     ----------------------------------------------------------
                                                           1997                 1996                1995
                                                     -----------------    -----------------   -----------------

 BASIC & PRIMARY
      Net Income                                     $         10,247     $         27,479    $         17,630
                                                     =================    =================   =================

 SHARES:

   Weighted average common shares
      outstanding (basic)                                  19,834,942           19,362,944          16,629,523

   Dilutive effect of stock options
     and warrants                                             193,239              436,548             427,422
                                                     -----------------    -----------------   -----------------

   Weighted average common shares
     outstanding, assuming dilution (diluted)              20,028,181           19,799,492          17,056,945
                                                     =================    =================   =================




 Basic net income per share                          $           0.50     $           1.40    $           1.06
                                                     =================    =================   =================

Diluted net income per share                         $           0.50     $           1.30    $           1.03
                                                     =================    =================   =================

